MEDPLUS, INC.
8805 Governor's Hill Drive, Suite 100
Cincinnati, Ohio 45249

NOTICE OF AMENDMENT TO PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
JUNE 18, 1999

TO THE SHAREHOLDERS OF MEDPLUS, INC.  (the "Company"):

The following amendments have been made to the Proxy Statement mailed to you on or about May 15, 1999 with respect to the Special Meeting of the Shareholders of MedPlus, Inc. to be held on June
18, 1999:

As noted in the Proxy Statement, on April 30, 1999, the Company entered into an Agreement (the "Agreement") with three investment firms (the "Investors") to obtain $6,100,000 in debt and equity financing. The Agreement was filed with the SEC as an exhibit to the Company's Annual Report on Form 10-KSB for fiscal 1999 (see "Incorporation of Certain Documents by Reference"). The terms of the Agreement provide for financing of $4,100,000 in Series A Convertible Preferred Stock (the "Preferred Stock") and $2,000,000 in subordinated debentures (the "Notes"). The proceeds of the financing will be utilized to fund working capital requirements and continue the market penetration of certain of the Company's core products. Certain terms of the Agreement, including the authorization of the Preferred Stock, are subject to shareholder approval.

The Agreement has since been amended and restated as of June 8, 1999. Amendments which alter the information provided in the Proxy Statement are provided below. The Amended and Restated Agreement in its entirety will be filed on or before June 10, 1999 with the SEC as an exhibit to the Company's Periodic Report on Form 8-K (see "Incorporation of Certain Documents by Reference").

Amendments to Proxy Statement:

1. Amendments to Notes. The Notes (as defined in the Section entitled "Proposals to Amend The Company's Articles Of Incorporation to Create a Class of Series A Convertible Preferred Stock; Approve the Issuance of Shares of Such Preferred Stock; and Approve the Subsequent Issuance of Common Shares upon Conversion Thereof,") have been amended and restated as of June 8, 1999. The Notes, due 2004, previously had a coupon rate of 10% in the first year and 12% thereafter. The Notes, still due 2004, now have a coupon rate of 10% in the first year, a rate of 12% from May 1, 2000 through October 31, 2000 and a rate of 14% thereafter. In addition, the Company is now obligated to pay the payee of the Notes, on each anniversary of October 31, 1999, a premium in an amount equal to two percent (2%) of the entire amount of the principal of the Notes which then remains unpaid. Finally, the Company has agreed that in every instance where the Company receives any cash from, or any cash is made available to it by, any event or source including but not limited to a corporate partnering up-front payment of any nature, equity financing or sale of assets, but specifically excluding (i) a sale of accounts receivable, (ii) any sales or licenses of Company products and/or services in what has heretofore been the ordinary course of business, (iii) any bank financing, credit facility or similar lending arrangement (including "Senior Debt" as defined in the Agreement) and (iv) any sale by DiaLogos Incorporated ("DiaLogos") of equity securities of DiaLogos, the Company shall immediately pay to the holders of the Notes an amount equal to the lesser of
(1) the total amount of principal and interest remaining unpaid under the Notes and (2) the total amount of cash received by the Company or made available to it in such instance. The remaining terms of the Notes remain the same, including the provision allowing the Company to redeem the Notes at any time during their term without penalty.
2. Amendment to Terms of Preferred Stock. The terms of the Preferred Stock (as defined in the Section entitled "Proposals to Amend The Company's Articles Of Incorporation to Create a Class of Series A Convertible Preferred Stock; Approve the Issuance of Shares of Such Preferred Stock; and Approve the Subsequent Issuance of Common Shares upon Conversion Thereof,") have been amended. Previously, in the event of a Change of Control (as defined in Exhibit A to the Proxy Statement), the holders of a majority of the shares of the Preferred Stock could require the Company to redeem such shares. The Preferred Stock was to be redeemed by paying for each share an amount in cash equal to 110% of the original purchase price per share plus an amount equal to certain dividends declared but unpaid thereon. The terms of the Preferred Stock have now been amended such that the "Optional Redemption" feature described above and in the Proxy Statement has been deleted. Thus, Exhibit A to the Proxy Statement has now been amended by (a) the deletion in its entirety of Section 7 thereof and (b) by changing the Section entitled "Amendments" from Section "8" to Section "7."
3. Amendment to Terms of Ten-Year Warrants. The terms of the ten-year warrants have been amended. Subject to shareholder approval on or before July 30, 1999, the Company initially agreed to issue to the Investors ten-year warrants for the purchase (subject to adjustment as provided therein) of 759,562 shares of Preferred Stock. These warrants could not be exercised unless the value of the Company's stock price as traded on the NASDAQ over a twenty-day period exceeded $7.28. The Company has now agreed to issued to the Investors ten-year warrants for the purchase of 721,702 shares of the Preferred Stock (still subject to shareholder approval on or before July 30, 1999). The revised warrants cannot be exercised unless the value of the Company's stock price as traded on the NASDAQ over a twenty-day period exceeds $7.17.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's Periodic Report on Form 8-K as filed with the SEC on or before June 10, 1999 is incorporated by reference into this Amendment to Proxy Statement. Upon written request and payment of a copying charge of $.10 per page, the Company will provide any of its shareholders a copy of any document, or exhibit thereto, incorporated herein or in the Proxy Statement by reference. Requests for such copies should be directed to: Investor Relations, MedPlus, Inc., 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249.


 By Order of the Board of Directors



Robert E. Kenny III
Secretary
June 8, 1999


                            IMPORTANT

     A Proxy Statement and proxy were mailed to you on or about May 15, 1999. The amendments to the Proxy Statement described above will not alter the text of the proxy mailed to you on or about May 15, 1999. As a shareholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend this Special Meeting in person. If you previously mailed your proxy and, as a result of the amendments to the Proxy Statement described above, desire to change your vote on any of the items to be acted upon a the Special Meeting on June 18, 1999, you mail either (1) contact MedPlus, Inc. as described herein for a new proxy or (2) attend the Special Meeting on June 18, 1999 and change your vote in person (shareholders attending the meeting may personally vote on all matters that are considered in which event their signed proxies are revoked). It is important that your shares be voted. In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in
mailing your proxy promptly.   The record date of the meeting has
not changed; as such, shareholders of record at the close of business on April 26, 1999 remain entitled to vote at the meeting.